Exhibit 4.7
DESCRIPTION OF SECURITIES
General
In this Exhibit 4.7, “we,” “our company,” “the Company,” “the REIT,” “our” and “us” refer to American Homes 4 Rent, a Maryland real estate investment trust, and its subsidiaries taken as a whole (including our operating partnership and its subsidiaries), and “our operating partnership” refers to American Homes 4 Rent, L.P., a Delaware limited partnership, and its subsidiaries taken as a whole, unless the context requires otherwise.
The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Maryland law and our declaration of trust, including the articles supplementary filed for each of our series of preferred shares, and our bylaws, each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.7 is a part. We encourage you to read our declaration of trust, bylaws and the applicable provisions of Maryland law for additional information.
We are authorized to issue 500,000,000 common shares, consisting of 450,000,000 Class A common shares of beneficial interest, $0.01 par value per share (“Class A common shares”), and 50,000,000 Class B common shares of beneficial interest, $0.01 par value per share (“Class B common shares,” and together with the Class A common shares, the “common shares”), and 100,000,000 preferred shares of beneficial interest, $0.01 par value per share (“Preferred Shares”). Except as provided below, the Class A common shares and Class B common shares have the same rights and privileges, rank equally and are otherwise identical in all respects. Our declaration of trust authorizes our board of trustees, with the approval of a majority of the entire board and without any action on the part of our shareholders, to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without shareholder approval. Maryland law provides, and our declaration of trust provides, that none of our shareholders are personally liable for any of our obligations solely as a result of that shareholder’s status as a shareholder.
As of December 31, 2022, 352,881,826 Class A common shares, 635,075 Class B common shares, 4,600,000 Preferred Shares designated as “Series G Cumulative Redeemable Perpetual Preferred Shares” and 4,600,000 Preferred Shares designated as “Series H Cumulative Redeemable Perpetual Preferred Shares” are outstanding. The actual number of holders of our Class A common shares and our Preferred Shares is greater than the record number of holders and includes shareholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.
Description of Common Shares
Subject to the preferential rights, if any, of holders of any other class or series of shares and to the provisions of our declaration of trust regarding restrictions on ownership and transfer of our shares, holders of our common shares:
•have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our board of trustees and declared by us; and
•are entitled to share ratably in the assets of our company legally available for distribution to the holders of our common shares in the event of our liquidation, dissolution or winding up of our affairs.
There are generally no redemption, sinking fund, conversion, preemptive or appraisal rights with respect to our common shares.
Under Title 8, a Maryland REIT generally cannot amend its declaration of trust or merge with another entity unless declared advisable by a majority of the board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Our declaration of trust provides that such actions (other than certain amendments to the provisions of our declaration of trust related to the removal of trustees, the restrictions on ownership and transfer of our shares and termination of the trust) may be taken if declared advisable by a majority of our board of trustees and approved by the vote of shareholders holding a majority of the votes entitled to be cast on the matter.
Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares and except as may otherwise be specified in our declaration of trust, each outstanding Class A common share entitles the holder to one vote, and each outstanding Class B common share entitles the holder to 50 votes, on all matters on which the shareholders of Class A common shares are entitled to vote, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of Class A common shares and Class B common shares will vote together as a single class and will possess the exclusive voting power. Notwithstanding the foregoing, holders of Class B common shares are not entitled to vote on any matter requiring “Partnership Approval.” “Partnership Approval” is defined in the agreement of limited partnership of our operating partnership, as amended, as approval obtained when the sum of the (1) the percentage interest of partners consenting to the transaction, plus (2) the product of (a) the percentage of the outstanding Class A units held by the general partner entity multiplied by (b) the percentage of the votes that were cast in favor of the transaction by the holders of the common shares of beneficial interest (or other comparable equity interest) of the general partner entity equals or exceeds the percentage required for the general partner entity’s shareholders to approve the transaction. In addition, in no event may holders of shares beneficially owned by Mr. Hughes or HF Investments 2010, LLC (“HF Investments”), as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), vote more than 30% of the total votes entitled to be cast on any particular matter nor more than 18% of the total votes of the Class A common shares. There is no cumulative voting in the election of our trustees, which means that the shareholders entitled to cast a majority of the votes of the outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees. Each trustee shall be elected by the vote of a majority of the votes cast with respect to the trustee at any meeting for the election of trustees at which a quorum is present, provided that if the number of persons lawfully nominated exceeds the number of trustees to be elected, the trustees shall be elected by the vote of a plurality of the votes cast at the meeting at which a quorum is present. Under a plurality voting standard, trustees who receive the greatest number of votes cast in their favor are elected to the board of trustees. A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless a higher vote is required herein or by statute or by our declaration of trust.
Power to Reclassify and Issue Shares
Our board of trustees may classify any unissued preferred shares, and reclassify any unissued common shares or any previously classified but unissued preferred shares into other classes or series of shares, including one or more classes or series of shares that have priority over our common shares with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our board of trustees is required by Title 8 and our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law, the terms of any other class or series of our shares or the rules of any stock exchange or automated quotation system on which our shares may be then listed or quoted.
Conversion of Class B Common Shares
The holder of our Class B common shares also owns the units of limited partnership (“OP units”) in our operating partnership. In the event a holder of Class B common shares transfers its OP units to a transferee, other than a “qualified transferee,” which includes family members and affiliates of or other entities controlled by such holder, then one Class B common share held by such holder automatically converts into one Class A common share for every 49 OP units transferred by the holder. If the holder of Class B common shares transfers any OP units to a qualified trustee, and then such qualified trustee in turn transfers the same OP units to another qualified trustee of the original transferor, then one Class B common share held by the first qualified transferee will automatically convert into one Class A common share for every 49 OP units transferred by the first qualified transferee. In such case, if the first qualified transferee does not own a sufficient number of Class B common shares, then the initial transferor will be responsible for the deficiency in Class B common shares, and a number of Class A common shares equal to such deficiency held by the initial transferor (or, if the initial transferor does now own sufficient Class B common shares, then one or more other qualified transferees of such initial transferor) will automatically convert into one Class A common share for every 49 OP units. Notwithstanding the foregoing, any Class B common shares transferred to a transferee other than a qualified transferee will automatically convert into an equal number of Class A common shares.
Power to Increase or Decrease Authorized Shares and Issue Additional Shares of Our Common and Preferred Shares
Our declaration of trust authorizes our board of trustees, with the approval of a majority of the entire board, to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without shareholder approval. We believe that the power of our board of trustees to increase or decrease the number of authorized shares and to classify or reclassify unissued common shares or preferred shares and thereafter to cause us to issue such shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law, the terms of any other class or series of shares or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our shareholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer
Due to limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code of 1986, as amended (the “Code”), subject to certain exceptions, our declaration of trust provides that no person may beneficially own more than 8.0% (in value or in number of shares, whichever is more restrictive) of our outstanding common shares. In addition, our declaration of trust prohibits any person from, among other matters, beneficially owning equity shares if such ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year); transferring equity shares if such transfer would result in our equity shares being owned by less than 100 persons; and beneficially owning equity shares if such beneficial ownership would otherwise cause us to fail to qualify as a REIT under the Code. Our board of trustees may exempt a person from the ownership limits if such person submits to the board of trustees certain information satisfactory to the board of trustees. See “Restrictions on Ownership and Transfer.”
Transfer Agent and Registrar
We have retained American Stock Transfer & Trust Company, LLC as the transfer agent and registrar for our common shares.
Description of Preferred Shares
The following description sets forth certain general terms of our preferred shares and the material terms of our outstanding series of preferred shares. This description is not complete and is in all respects subject to and qualified in its entirety by reference to our declaration of trust, the applicable articles supplementary that describes the terms of the related class or series of preferred shares, and our bylaws, each of which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.7 is a part.
As of December 31, 2022, 4,600,000 Preferred Shares designated as “Series G Cumulative Redeemable Perpetual Preferred Shares” and 4,600,000 Preferred Shares designated as “Series H Cumulative Redeemable Perpetual Preferred Shares” are outstanding.
General
Subject to the limitations prescribed by Maryland law and our declaration of trust and bylaws, our board of trustees is authorized to establish the number of shares constituting each series of preferred shares and to fix the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of trustees or duly authorized committee thereof. The preferred shares are, when issued, fully paid and nonassessable and do not have and are not subject to, any preemptive or similar rights.
Restrictions on Ownership
Due to limitations on the concentration of ownership of REIT shares imposed by the Code, subject to certain exceptions, our declaration of trust provides that no person may beneficially own more than 9.9% (in value or in number of shares, whichever is more restrictive) of any class or series of our outstanding preferred shares. In addition, our declaration of trust prohibits any person from, among other matters, beneficially owning equity shares if such ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year); transferring equity shares if such transfer would result in our equity shares being owned by less than 100 persons; and beneficially owning equity shares if such beneficial ownership would otherwise cause us to fail to qualify as a REIT under the Code. Our board of trustees may exempt a person from the ownership limits if such person submits to the board of trustees certain information satisfactory to the board of trustees. See “Restrictions on Ownership and Transfer.”
Description of Series G Cumulative Redeemable Perpetual Preferred Shares
General
The following description of certain terms and conditions of our 5.875% Series G Cumulative Redeemable Perpetual Preferred Shares does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to our declaration of trust, including the Articles Supplementary setting forth the terms of our Series G Cumulative Redeemable Perpetual Preferred Shares, and our bylaws each of which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.7 is a part. Capitalized terms used in the following description shall have the meanings set forth in the Articles Supplementary for the Series G Cumulative Redeemable Perpetual Preferred Shares.

Maturity and Preemptive Rights
The Series G Cumulative Redeemable Perpetual Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption (except as described below under “—Redemption—Redemption upon an Absence of Suitable Indices Event” and “—Conversion Rights—Conversion upon an Absence of Suitable Indices Event”), and will remain outstanding indefinitely unless (i) we redeem such Series G Cumulative Redeemable Perpetual Preferred Shares at our option as described below in “—Redemption,” or (ii) they are converted by the holder of such Series G Cumulative Redeemable Perpetual Preferred Shares in the event of a Change of Control as described below in “—Conversion Rights—Conversion upon a Change of Control.”
There are generally no preemptive rights with respect to our Series G Cumulative Redeemable Perpetual Preferred Shares.
Ranking
The Series G Cumulative Redeemable Perpetual Preferred Shares rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:
•senior to our common shares and to any other class or series of our equity shares expressly designated as ranking junior to the Series G Cumulative Redeemable Perpetual Preferred Shares;
•on parity with any other preferred or convertible preferred securities, including the Series H Cumulative Redeemable Perpetual Preferred Shares; and
•junior to all equity shares issued by us with terms specifically providing that those equity shares rank senior to the Series G Cumulative Redeemable Perpetual Preferred Shares with respect to rights of dividend payments and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of our company (“Liquidation Event”), which issuance is subject to the approval of the holders of two-thirds of the outstanding Series G Cumulative Redeemable Perpetual Preferred Shares and any parity preference shares.
The term “equity shares” does not include convertible debt securities, which debt securities would rank senior to the Series G Cumulative Redeemable Perpetual Preferred Shares.
Dividends
Holders of the Series G Cumulative Redeemable Perpetual Preferred Shares are entitled to receive cumulative cash dividends payable quarterly in arrears on the last day of March, June, September and December of each year, at the rate of 5.875% per annum on the initial liquidation preference per share. The first dividend was paid on September 30, 2017 to holders of record as of September 15, 2017 and was a pro rata dividend from and including July 17, 2017 (the “original issue date”) to but excluding September 30, 2017. If any dividend payment date falls on any day other than a business day as defined in the Articles Supplementary for our Series G Cumulative Redeemable Perpetual Preferred Shares, the dividend due on such dividend payment date is paid on the first business day immediately following such dividend payment date, and no dividends will accrue as a result of such delay. Dividends accrue and are cumulative from, and including, the prior dividend payment date (or, if no prior dividend payment date, the original issue date of the Series G Cumulative Redeemable Perpetual Preferred Shares) to, but excluding, the next dividend payment date, to holders of record as of 5:00 p.m., New York time, on the related record date. The record dates for the Series G Cumulative Redeemable Perpetual Preferred Shares are the March 15, June 15, September 15 or December 15 immediately preceding the relevant dividend payment date, regardless of whether that day is a business day.
Our board of trustees will not authorize and we will not pay or set apart for payment dividends on our Series G Cumulative Redeemable Perpetual Preferred Shares at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits the authorization, payment or setting apart for payment or provides that the authorization, payment or setting apart for payment would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. We also have the right to withhold, from any amounts otherwise payable to you, with respect to all distributions (deemed or actual) to the extent that withholding is or was required for such distributions under applicable tax withholding rules. You should review the information appearing in the last paragraph under the caption “—Dividends” for information regarding the circumstances under which the terms of our Facilities may limit or prohibit the payment of dividends on the Series G Cumulative Redeemable Perpetual Preferred Shares.
Notwithstanding the foregoing, dividends on the Series G Cumulative Redeemable Perpetual Preferred Shares accrue whether or not there are funds legally available for the payment of those dividends, whether or not we have earnings and whether or not those dividends are authorized. No interest, or sum in lieu of interest, is payable in respect of any dividend payment or payments on the Series G Cumulative Redeemable Perpetual Preferred Shares that may be in arrears, and holders of the Series G Cumulative Redeemable Perpetual Preferred Shares are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series G Cumulative Redeemable Perpetual Preferred Shares, including any Capital Gains Amounts, as described in the paragraph below, is first credited against the earliest accrued but unpaid dividend due with respect to those shares.
If, for any taxable year, we designate as a “capital gain dividend,” as defined in Section 857 of the Code, any portion of the dividends (the “Capital Gains Amount”), as determined for federal income tax purposes, paid or made available for that year to holders of all classes of our shares of beneficial interest, then, except as otherwise required by applicable law, the portion of the Capital Gains Amount that shall be allocable to the holders of the Series G Cumulative Redeemable Perpetual Preferred Shares will be in proportion to the amount that the total dividends, as determined for federal income tax purposes, paid or made available to holders of Series G Cumulative Redeemable Perpetual Preferred Shares for the year bears to the total dividends paid or made available for that year to holders of all classes of our shares of beneficial interest. In addition, except as otherwise required by applicable law, we will make a similar allocation with respect to any undistributed long-term capital gains that are to be included in our shareholders’ long-term capital gains, based on the allocation of the Capital Gains Amount that would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our shareholders.
Future distributions on our common shares and preferred shares, will be at the discretion of our board of trustees and will depend on, among other things, our results of operations, funds from operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code, our debt service requirements and any other factors our board of trustees deems relevant. In addition, our Facilities contain provisions that could limit or, in certain cases, prohibit the payment of distributions on our common shares and preferred shares. Accordingly, although we expect to pay quarterly cash distributions on our common shares and scheduled cash dividends on our preferred shares, we cannot guarantee that we will maintain these distributions or what the actual distributions will be for any future period.
Voting Rights
Holders of the Series G Cumulative Redeemable Perpetual Preferred Shares generally have no voting rights. However, in the event we are in arrears on dividends, whether or not authorized or declared, on the Series G Cumulative Redeemable Perpetual Preferred Shares for six or more quarterly periods, whether or not consecutive, holders of Series G Cumulative Redeemable Perpetual Preferred Shares (voting separately as a class together with the holders of all other classes or series of parity preferred shares and upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional trustees at a special meeting called upon the request of at least 10% of such holders or at our next annual meeting and each subsequent annual meeting of shareholders, each additional trustee being referred to as a Preferred Share Trustee, until all unpaid dividends with respect to the Series G Cumulative Redeemable Perpetual Preferred Shares and such other classes or series of preferred shares with like voting rights, have been paid or declared and set aside for payment. Preferred Share Trustees will be elected by a vote of holders of record of a majority of the outstanding Series G Cumulative Redeemable Perpetual Preferred Shares and any other series of parity equity shares with like voting rights, voting together as a class. Special meetings called in accordance with the provisions described in this paragraph shall be subject to the procedures in our bylaws, except that we, rather than the holders of Series G Cumulative Redeemable Perpetual Preferred Shares, or any other class or series of parity preferred shares entitled to vote thereon when they have the voting rights described above (voting together as a single class), will pay all costs and expenses of calling and holding the meeting.
Any Preferred Share Trustee may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series G Cumulative Redeemable Perpetual Preferred Shares and all other classes or series of parity preferred shares entitled to vote thereon when they have the voting rights described above (voting together as a single class). So long as a dividend arrearage continues, any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Share Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series G Cumulative Redeemable Perpetual Preferred Shares when they have the voting rights described above (voting as a single class with all other classes or series of parity preferred shares upon which like voting rights have been conferred and are exercisable).
So long as any Series G Cumulative Redeemable Perpetual Preferred Shares remain outstanding, we will not, without the affirmative vote or written consent of the holders of at least two-thirds of the then-outstanding Series G Cumulative Redeemable Perpetual Preferred Shares and each other class or series of parity preferred shares with like voting rights (voting together as a single class), authorize, create, or increase the number of authorized or issued shares of, any class or series of equity shares ranking senior to the Series G Cumulative Redeemable Perpetual Preferred Shares with respect to rights of dividend payments and the distribution of assets upon a Liquidation Event, or reclassify any of our authorized capital stock into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such capital stock.
In addition, the affirmative vote or written consent of the holders of at least two-thirds of the outstanding Series G Cumulative Redeemable Perpetual Preferred Shares and each other class or series of parity preferred shares with like voting rights (voting together as a single class), is required for us to amend, alter or repeal any provision of our declaration of trust so as to materially and adversely affect the terms of the Series G Cumulative Redeemable Perpetual Preferred Shares. If such amendment to our declaration of trust does not equally affect the terms of the Series G Cumulative Redeemable Perpetual Preferred Shares and the terms of one or more other classes or series of parity preferred shares, the affirmative vote or written consent of the holders of at least two-thirds of the shares outstanding at the time of Series G Cumulative Redeemable Perpetual Preferred Shares, voting separately as a class, is required. Holders of the Series G Cumulative Redeemable Perpetual Preferred Shares also have the exclusive right to vote on any amendment to our declaration of trust on which holders of the Series G Cumulative Redeemable Perpetual Preferred Shares are otherwise entitled to vote and that would alter only the rights, as expressly set forth in our declaration of trust, of the Series G Cumulative Redeemable Perpetual Preferred Shares.
In any matter in which holders of Series G Cumulative Redeemable Perpetual Preferred Shares may vote (as expressly provided in the articles supplementary setting forth the terms of the Series G Cumulative Redeemable Perpetual Preferred Shares), each Series G Cumulative Redeemable Perpetual Preferred Share is entitled to one vote per share.
Liquidation Preference
If we experience a Liquidation Event, holders of the Series G Cumulative Redeemable Perpetual Preferred Shares are entitled to receive out of or assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of any shares of beneficial interest then outstanding ranking senior to or pari passu with the Series G Cumulative Redeemable Perpetual Preferred Shares in respect of distributions upon a Liquidation Event, and before any distribution of assets is made to holders of common shares or of any of our other classes or series of shares of beneficial interest ranking junior to the Series G Cumulative Redeemable Perpetual Preferred Shares as to such a distribution, a liquidating distribution in the amount of $25.00 per share, plus accumulated and unpaid dividends (whether or not authorized or declared). Holders of the Series G Cumulative Redeemable Perpetual Preferred Shares will not be entitled to any other amounts from us after they have received their full liquidation preference.
In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series G Cumulative Redeemable Perpetual Preferred Shares and all holders of any of our other shares of beneficial interest ranking equally as to such distribution with the Series G Cumulative Redeemable Perpetual Preferred Shares, the amounts paid to the holders of Series G Cumulative Redeemable Perpetual Preferred Shares and to the holders of all such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred shares means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any accumulated but unpaid dividends (whether or not authorized or declared). If the liquidation preference has been paid in full to all holders of Series G Cumulative Redeemable Perpetual Preferred Shares and any of our other shares of beneficial interest ranking equally as to the liquidation preference, the holders of our shares of beneficial interest ranking junior as to the liquidation preference shall be entitled to receive all of our remaining assets according to their respective rights and preferences. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a Liquidation Event.
Redemption
Redemption at Our Option
The Series G Cumulative Redeemable Perpetual Preferred Shares are perpetual and have no maturity date, and are not subject to any mandatory redemption, sinking fund or other similar provisions. We may, at our option, redeem the Series G Cumulative Redeemable Perpetual Preferred Shares for cash in whole or in part, from time to time, at any time on or after July 17, 2022, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but excluding, the date fixed for redemption. Holders of Series G Cumulative Redeemable Perpetual Preferred Shares will have no right to require the redemption or repurchase of the Series G Cumulative Redeemable Perpetual Preferred Shares. Investors should not expect us to redeem the Series G Cumulative Redeemable Perpetual Preferred Shares on or after the date such shares become redeemable at our option.
If Series G Cumulative Redeemable Perpetual Preferred Shares are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series G Cumulative Redeemable Perpetual Preferred Shares to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series G Cumulative Redeemable Perpetual Preferred Shares are held in book-entry form through The Depository Trust Company (“DTC”) we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date, (ii) the number of Series G Cumulative Redeemable Perpetual Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price and (iv) the place or places where holders may surrender certificates evidencing Series G Cumulative Redeemable Perpetual Preferred Shares for payment of the redemption price. If notice of redemption of any Series G Cumulative Redeemable Perpetual Preferred Shares has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series G Cumulative Redeemable Perpetual Preferred Shares so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series G Cumulative Redeemable Perpetual Preferred Shares, such Series G Cumulative

Redeemable Perpetual Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In the case of any redemption of only part of the Series G Cumulative Redeemable Perpetual Preferred Shares at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.
We may also redeem the Series G Cumulative Redeemable Perpetual Preferred Shares in limited circumstances relating to maintaining our qualification as a REIT, as described below in “—Restrictions on Ownership and Transfer.”
Special Redemption Option upon a Change of Control
Upon the occurrence of a Change of Control (as defined below), we may redeem for cash, in whole or in part, the Series G Cumulative Redeemable Perpetual Preferred Shares within 120 days after the date on which such Change of Control occurred, by paying $25.00 per share, plus any accumulated and unpaid dividends to, but excluding, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined below under the caption “—Conversion Rights upon a Change of Control”), we have provided or provide notice of redemption with respect to the Series G Cumulative Redeemable Perpetual Preferred Shares (whether pursuant to our optional redemption right or our special redemption option), the holders of Series G Cumulative Redeemable Perpetual Preferred Shares will not be permitted to exercise the conversion right described below under “—Conversion Rights upon a Change of Control” with respect to the shares subject to such notice.
We will mail to you, if you are a record holder of the Series G Cumulative Redeemable Perpetual Preferred Shares, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series G Cumulative Redeemable Perpetual Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:
•the redemption date;
•the special redemption price;
•a statement setting forth the calculation of such special redemption price;
•the number of Series G Cumulative Redeemable Perpetual Preferred Shares to be redeemed;
•the place or places where the certificates, if any, representing Series G Cumulative Redeemable Perpetual Preferred Shares are to be surrendered for payment of the redemption price;
•procedures for surrendering noncertificated Series G Cumulative Redeemable Perpetual Preferred Shares for payment of the redemption price;
•that dividends on the Series G Cumulative Redeemable Perpetual Preferred Shares to be redeemed will cease to accrue on such redemption date unless we fail to pay the redemption price on such date;
•that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series G Cumulative Redeemable Perpetual Preferred Shares;
•that the Series G Cumulative Redeemable Perpetual Preferred Shares are being redeemed pursuant to our special redemption option right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and
•that the holders of the Series G Cumulative Redeemable Perpetual Preferred Shares to which the notice relates will not be able to tender such Series G Cumulative Redeemable Perpetual Preferred Shares for conversion in connection with the Change of Control and each Series G Cumulative Redeemable Perpetual Preferred Shares are tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.
A “Change of Control” means, after the initial issuance of the Series G Cumulative Redeemable Perpetual Preferred Shares, the following have occurred and are continuing:
•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of securities of the Company entitling that person to exercise more than 50% of the total voting power of all shares of beneficial interest of the Company entitled to vote generally in the election of our trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or the NASDAQ Stock Market, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.
Conversion Rights
Upon the occurrence of a Change of Control, each holder of Series G Cumulative Redeemable Perpetual Preferred Shares will have the right (unless, prior to the Change of Control Conversion Date (as defined below), we have provided or provide notice of our election to redeem, in whole or in part, the Series G Cumulative Redeemable Perpetual Preferred Shares as described above under “—Redemption”) to convert some or all of the Series G Cumulative Redeemable Perpetual Preferred Shares held by such holder (the “Change of Control Conversion Right”), on the Change of Control Conversion Date (as defined below) into a number of our Class A common shares per Series G Cumulative Redeemable Perpetual Preferred Share to be converted equal to the lesser of:
• the quotient obtained by dividing (i) the sum of (x) the liquidation preference amount of $25.00 per Series G Cumulative Redeemable Perpetual Preferred Share, plus (y) any accrued and unpaid dividends thereon (whether or not declared) to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series G Cumulative Redeemable Perpetual Preferred Shares dividend payment for which dividends have been declared and prior to the corresponding Series G Cumulative Redeemable Perpetual Preferred Shares dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum and such declared dividend will instead be paid, on such dividend payment date, to the holder of record of the Series G Cumulative Redeemable Perpetual Preferred Shares to be converted as of 5:00 p.m. New York City time, on such record date) by (ii) the Class A Share Price (as defined below); and
•the Share Cap, subject to certain adjustments;
subject, in each case, to provisions for the receipt of alternative consideration.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common shares), subdivisions or combinations (in each case, a “Share Split”) with respect to our common shares as follows: the adjusted Share Cap as the result of a Share Split will be the number of common shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of common shares outstanding after giving effect to such Share Split and the denominator of which is the number of our common shares outstanding immediately prior to such Share Split.
In the case of a Change of Control pursuant to which our common shares will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series G Cumulative Redeemable Perpetual Preferred Shares will receive upon conversion of such Series G Cumulative Redeemable Perpetual Preferred Shares the kind and amount of Alternative Form Consideration that such holder would have owned or to which that holder would have been entitled to receive upon the Change of Control had such holder held a number of shares of our common shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”, and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).
If the holders of our common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common shares that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common shares that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.
Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series G Cumulative Redeemable Perpetual Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:
•the events constituting the Change of Control;
•the date of the Change of Control;

•the last date and time by which the holders of Series G Cumulative Redeemable Perpetual Preferred Shares may exercise their Change of Control Conversion Right;
•the method and period for calculating the Class A Share Price;
•the Change of Control Conversion Date;
•that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series G Cumulative Redeemable Perpetual Preferred Shares, holders will not be able to convert Series G Cumulative Redeemable Perpetual Preferred Shares designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;
•if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series G Cumulative Redeemable Perpetual Preferred Share;
•the name and address of the paying agent and the conversion agent; and
•the procedures that the holders of Series G Cumulative Redeemable Perpetual Preferred Shares must follow to exercise the Change of Control Conversion Right.
We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series G Cumulative Redeemable Perpetual Preferred Shares.
To exercise the Change of Control Conversion Right, the holders of Series G Cumulative Redeemable Perpetual Preferred Shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) or book entries representing Series G Cumulative Redeemable Perpetual Preferred Shares to be converted, duly endorsed for transfer (if certificates are delivered), together with a completed written conversion notice to our transfer agent. The conversion notice must state:
•the relevant Change of Control Conversion Date;
•the number of Series G Cumulative Redeemable Perpetual Preferred Shares to be converted; and
•that the Series G Cumulative Redeemable Perpetual Preferred Shares are to be converted pursuant to the change of control conversion right held by holders of Series G Cumulative Redeemable Perpetual Preferred Shares.
We will not issue fractional Class A common shares upon the conversion of the Series G Cumulative Redeemable Perpetual Preferred Shares s. Instead, we will pay the cash value of any fractional share otherwise due, computed on the basis of the applicable Class A Share Price.
The “Change of Control Conversion Date” is the date on which the Series G Cumulative Redeemable Perpetual Preferred Shares are to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series G Cumulative Redeemable Perpetual Preferred Shares.
The “Class A Share Price” will be (i) if the consideration to be received in the Change of Control by the holders of our Class A common shares is solely cash, the amount of cash consideration per Class A common share or (ii) if the consideration to be received in the Change of Control by holders of our Class A common shares is other than solely cash (x) the average of the closing sale prices per share of our Class A common shares (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our Class A common shares are then traded, or (y) the average of the last quoted bid prices for our Class A common shares in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our Class A common shares are not then listed for trading on a U.S. securities exchange.
Listing
Our Series G Cumulative Redeemable Perpetual Preferred Shares are listed on the NYSE under the symbol “AMHPRG.”

Series H Cumulative Redeemable Perpetual Preferred Shares
The following description of certain terms and conditions of our 6.25% Series H Cumulative Redeemable Perpetual Preferred Shares does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to our declaration of trust, including the Articles Supplementary setting forth the terms of our Series H Cumulative Redeemable Perpetual Preferred Shares, and our bylaws each of which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.7 is a part. The terms and provisions of our Series H Cumulative Redeemable Perpetual Preferred Shares are substantially the same as those of our Series G Cumulative Redeemable Perpetual Preferred Shares as described in “—Description of Series G Cumulative Redeemable Perpetual Preferred Shares” above, except that the original issue date for the Series H Cumulative Redeemable Perpetual Preferred Shares was September 19, 2018, the first dividend on the Series H Cumulative Redeemable Perpetual Preferred Shares was paid on December 31, 2018 to holders of record as of December 14, 2018, and the earliest date of redemption at our option is September 19, 2023. Our Series H Cumulative Redeemable Perpetual Preferred Shares are listed on the NYSE under the symbol “AMHPRH.”